TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated June 29, 2006 (the “Effective Date”), is made by and among a21, Inc., a Texas corporation (the “Company” or “a21”), SuperStock, Inc., a Florida corporation (“SuperStock”) and Thomas V. Butta, an individual (the “Executive”). The Company, SuperStock and the Executive are hereinafter collectively referred to as the “Parties.” Any capitalized term not defined herein shall have the meaning for such term specified in the Employment Agreement (as defined below).

WHEREAS, the Executive, the Company and SuperStock entered into an Employment Agreement dated as of May 1, 2005, (the “Employment Agreement”) a copy of which is attached hereto as Exhibit A; and

WHEREAS, after the Executive’s employment with the Company and SuperStock was terminated, the Parties engaged in negotiations and have agreed to enter into this Agreement to finalize Executive’s relationship with the Company and SuperStock on such terms.

NOW THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Termination of Employment. Executive’s employment with the Company and SuperStock was terminated as of June 19, 2006 (the “Termination Date”).

2.  Resignation Upon Termination. Executive hereby resigns as a director of the Company and SuperStock and from each and every other position he may hold as of the Effective Date. The Executive agrees that he is not resigning due to any disagreements with the Company with respect to its procedures, practices or policies.

3.  Executive Benefits.

(a)  The Company will, commencing as of June 20, 2006, (i) pay the Executive an amount equal to five (5) months’ salary, in the aggregate amount of Fifty Two Thousand Eighty-Three Dollars ($52,083), paid in installments, at such intervals as the Company regularly makes payments to employees generally over such five (5) month period, (ii) if Executive elects to continue existing health insurance coverage under COBRA, the Company will pay the monthly premium cost for such coverage for such five (5) month period, and (iii) pay the Executive, within fifteen (15) days of the Effective Date, any unpaid Salary and any unused vacation days accrued as of the Termination Date. The Executive understands and agrees that the Company will deduct from these payments all federal, state and/or local withholding taxes and other deductions the Company is required by law to make from its wage payments to employees.

(b)  SuperStock shall reimburse the Executive for all expenses, to the extent provided for in Section 3(e) of the Employment Agreement, within ten (10) days of the Effective Date.

(c)  The Company hereby represents and warrants that a complete copy of the Company’s current Director’s and Officer’s liability policy is attached to this Agreement as Exhibit B. The Company hereby represents and warrants that the Executive is covered by such policy to the extent provided in and subject in all cases to the terms and conditions of such policy. Additionally, to the extent that the Company’s current Director’s and Officer’s liability policy will not cover the Executive for claims made for a three (3) year period following the Termination Date, the Company agrees to assist the Executive in obtaining a “tail” Director’s and Officer’s liability policy to cover the Executive for the period of three (3) years commencing immediately after the Termination Date; provided that the Executive shall bear the expense of all premiums relating to any such “tail” policy.

4.  Termination of Employment Agreement. The Employment Agreement was terminated as of June 19, 2006, other than the provisions of Sections 5, 6, 7 and 8 thereof, which shall survive in accordance with their terms; provided, however, that the foregoing clause does not affect in any way Executive’s ownership of securities of the Company (including, without limitation, the Executive’s vested ownership of 1,200,000 shares of the common stock of the Company pursuant to Section 3(b) of the Employment Agreement and the Executive’s ownership of stock options pursuant to Section 3(c) of the Employment Agreement, as vested in accordance with the terms of Section 7 hereof) or any rights Executive has as a shareholder of the Company, which ownership of securities and shareholder rights continue unaffected by this Agreement.

5.  Mutual Release And Waiver of Claims.

(a)  Except for the obligations undertaken by the Company and SuperStock under this Agreement, the Employment Agreement (to the extent provided for or incorporated in this Agreement), the Executive’s entitlement, if any, to indemnification pursuant to the terms and conditions of the Company’s Directors’ and Officers liability policy and the Executive’s rights pursuant to the terms and conditions of various Common Stock Purchase Warrants held by the Executive, Executive hereby covenants and agrees and releases the Company and SuperStock, and all of their respective Affiliates (as defined below), and their respective employees, officers, directors and agents, from all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, extents, executions and liabilities and any and all other claims of every kind, nature and description whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state local or otherwise) the Executive (or Executive’s respective successors and assigns) has or hereafter can, shall or may have based on the Executive’s employment by the Company and SuperStock, any events that may have occurred during the course of his employment or the termination of that employment, or any other matters or claims of any kind or nature from the beginning of the world to the Effective Date (including without limitation, those arising out of or which may hereafter be claimed to arise out of the Employment Agreement or Executive’s status as a shareholder of the Company; provided, however, that the foregoing release of the Executive’s shareholder claims shall be effective only through the Termination Date). Without limiting the generality of the foregoing, the scope of this release includes (but is not limited to) a release of any and all claims for unpaid wages or other compensation, breach of contract, wrongful discharge, disability benefits, health and medical insurance, sick leave and employment discrimination. Executive acknowledges and agrees that he is specifically releasing any rights or claims he may have under: the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; Title I of the Americans with Disabilities Act; the New York Human Rights Law; the New York City Human Rights Law; and all other federal, state and local laws and regulations prohibiting discrimination in employment. Executive acknowledges and agrees that this release covers not only claims that he knows about, but also claims that he might not know about. This release includes, but is not limited to, all claims for compensatory damages, punitive damages, attorneys’ fees, expenses and costs or other compensation of any kind, including any claims which were or might have been asserted by the Executive or on his behalf. Executive covenants and agrees that the release set forth in this Section 5 shall be binding upon his successors and assigns. By signing this Agreement, Executive acknowledges and agrees that he is forever giving up his rights to make any of the claims or demands mentioned above. For purposes of this Agreement, “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company and SuperStock. Notwithstanding the foregoing, this release does not apply to (i) claims arising under, or after the Effective Date of, this Agreement, (ii) pending claims for benefits under the Company’s welfare plans, (iii) claims for vested benefits, (iv) claims for indemnification under the Company’s articles of incorporation, bylaws and/or applicable law and/or (v) claims relating to the Executive’s Common Stock Purchase Warrants and stock options. Without limiting the foregoing, this Agreement shall not affect any rights the Executive has in the future for indemnification from Company pursuant to the Company’s articles of organization, bylaws and/or applicable law, all in accordance with the terms thereof as in effect as of the Effective Date and notwithstanding any subsequent changes thereto. The Company hereby represents and warrants that its articles of organization and bylaws have not been amended so as to adversely affect the Executive’s rights to indemnification since January 1, 2006.

(b)  Except for the obligations undertaken by the Executive under this Agreement or the Employment Agreement (to the extent provided for or incorporated in this Agreement), the Company and SuperStock and all of their respective Affiliates, and their respective employees, officers, directors and agents, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby forever remises, releases and discharges the Executive, and his or its subsidiaries, divisions, stockholders, directors, officers, managers, employees and agents, from all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, extents, executions and liabilities and any and all other claims of every kind, nature and description whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state local or otherwise) whether known or unknown which against the Executive and his affiliates, successors, agents, servants, beneficiaries, employees, attorneys or assigns, the Company and SuperStock and all of their respective Affiliates, and their respective employees, officers, directors and agents, now have, may have, or ever had, from the beginning of the world to the Effective Date, including, without limitation, all statutory, tort, contract and other claims that were or could have been asserted and any and all matters which in any way relate to or arise out of the Company’s or SuperStock’s and all of their respective Affiliates’ relationships with the Executive. This release covers claims the Company and SuperStock and all of their respective Affiliates are or are not currently aware of. This release includes, but is not limited to, all claims for compensatory damages, punitive damages, attorneys’ fees, expenses and costs or other compensation of any kind, including any claims which were or might have been asserted by the Company or SuperStock or their respective Affiliates, and their respective employees, officers, directors and agents, or on their behalf.

6.  Termination of Unvested Additional Bonus. Notwithstanding the provisions of Section 3(b) of the Employment Agreement, any Additional Bonus owing to the Executive shall be immediately cancelled upon the Effective Date.

7.  Stock Options. As of the Effective Date, the Executive shall be deemed to hold vested stock options to purchase 500,000 shares of the Company’s common stock at a purchase price of $0.30 per common share, which may be exercised by the Executive until September 19, 2006 (the “Option Expiration Date”). After the Option Expiration Date, all of the Executive’s unexercised stock options shall be cancelled. During the period commencing on the Effective Date and until the Option Expiration Date, the Executive may exercise his vested stock options either for cash or on a cashless basis. Any of the Executive’s unvested stock options shall be immediately cancelled as of the Effective Date. The Company hereby represents and warrants that the aforementioned stock options were properly granted to the Executive as of May 1, 2005.

8.  Lock-Up. The Executive agrees that for a period commencing on the Effective Date and expiring one (1) year thereafter (the “Lock-Up Period”), the Executive will not, directly or indirectly issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of any securities of the Company, including common stock or options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any common stock (whether or not beneficially owned by the undersigned), or any beneficial interest therein, other than the sale or other disposition of up to Three Hundred Fifty Thousand (350,000) shares of a21 common stock in a non-market transaction to a third party in a private transaction. Notwithstanding the foregoing, the Lock-Up Period will be immediately and automatically terminated upon a change of control of the Company, including, but not limited to, a sale of substantially all of the Company’s assets to a third party. The Executive consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Company’s securities with respect to any securities registered in the name of the Executive or beneficially owned by the Executive. The Company represents that it has not imposed any restrictions on the securities of the Company owned by the Executive other than those expressly described in this Agreement, those certain Common Stock Purchase Warrants which grant the Executive a right to acquire an aggregate of 175,950 shares of the Company’s common stock, and the a21 2005 Stock Incentive Plan under which options to purchase 500,000 shares were issued to the Executive. From and after the expiration of the Lock-Up Period, at the Executive’s request, the Company shall remove any restrictive legends appearing upon the Executive’s stock certificates (and return clean certificates to the Executive) within five (5) business days of the Company’s receipt of such certificates and the applicable representation letter in the form attached as Exhibit C hereto. Additionally, from and after the expiration of the Lock-Up Period, no restrictive legends shall appear on certificates issued to the Executive upon (i) the exercise of the Executive’s options, provided that the shares of the Company’s common stock underlying the options are registered on Form S-8 at the time the options are exercised, or (ii) the cashless exercise of the Executive’s Common Stock Purchase Warrants. With respect to the Executive’s Common Stock Purchase Warrants (as referred to above) to acquire 175,950 shares of the Company’s common stock, the Company represents that the Executive shall continue to have piggyback registration rights.

9.  Non-Disparagement.

(a)  Except to the extent required by law or under legal process, the Executive agrees not to (i) in any way publicly disparage the Company or a21, their respective shareholders, officers, directors, employees, or agents (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of such entities or persons.

(b)  Except to the extent required by law or under legal process, the Company and a21 agree not to and agree to cause their respective directors and executive officers not to and agree to use commercially reasonable efforts to cause their respective employees not to (i) in any way publicly disparage the Executive, his heirs, employees, or agents, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of such entities or persons. The Company and SuperStock will respond to employment inquiries concerning the Executive only by confirming dates of employment, position, salary and, if so requested by the Executive or the inquiring party, by issuing a letter of reference in the form attached as Exhibit D hereto.

10.  Return of Property and Other Matters.

(a)  The Executive shall, no later than the end of business on July 5, 2006, deliver to the Company and/or SuperStock all property of the Company and/or SuperStock or their respective Affiliates currently in the possession or control of the Executive, including a Blackberry and credit card. The Executive shall no later than the end of business on July 5, 2006 deliver to the Company the laptop computer belonging to the Company in good working order, ordinary wear and tear excepted, and Executive agrees that any business content on such computer shall not be destroyed or altered.

(b)  For a period of five (5) months after the Effective Date, the Company shall (i) cause an auto-reply message to appear on the Executive’s Company e-mail address that shall inform personal correspondents of the Executive’s personal e-mail address () and personal telephone number ((919) 345-1444) and that shall direct business correspondents to an appropriate contact person at the Company, and (ii) forward telephone calls received on the Executive’s Blackberry phone number to the SuperStock receptionist who shall inform personal callers of Executive’s personal telephone number ((919) 345-1444) and who shall direct business callers to an appropriate contact person at the Company.

(c)  The Company covenants and agrees that it will arrange for the delivery, on or before June 30, 2006, of all of the Executive’s personal belongings located at the Company’s offices (together with a sufficient number of cardboard boxes to pack and ship all of the Executive’s personal belongings) to the Company’s apartment located in Jacksonville, Florida. The Executive covenants and agrees that he will pack all of his personal belongings into such boxes on or before the end of business on July 5, 2006. The Company will reimburse the Executive for (i) the cost of shipping all of the Executive’s personal belongings located at the Company’s facilities and the Company’s apartment located in Jacksonville, Florida, to Chapel Hill, North Carolina or Manhasset, New York, and (ii) the cost of the Executive’s roundtrip travel to Jacksonville, Florida; provided that the aggregate costs for (i) and (ii) do not exceed One Thousand Dollars ($1,000). The foregoing payment will be made within ten (10) business days after the Executive delivers to the Company appropriate written documentation in support of such expenses.

(d)  The Executive acknowledges and agrees that any unauthorized charges he made to the Company’s credit card shall be offset on a dollar for dollar basis against the payments Company is obligated to make pursuant to this Agreement; provided, however, that the Parties shall first discuss and reach mutual agreement regarding any purported unauthorized charges before any such offsets may be made.

11.  Continuing Obligations. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive after the Termination Date breaches any of the Executive’s continuing obligations under the Employment Agreement, including, but not limited to, the obligations contained in Sections 5, 6 or 7 of the Employment Agreement, the Company shall not be required to make any further payments pursuant to this Agreement or otherwise.

12.  Relief.

(a)  Executive agrees that a breach of any of the provisions of Sections 8 or 9 of this Agreement and Sections 5, 6 or 7 of the Employment Agreement may result in material and irreparable injury to Company for which there is no adequate remedy at law and that it may not be possible to measure damages for such injuries precisely. In the event of a breach of such provisions by the Executive, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from further violations.

(b)  The Company agrees that a breach of any of the provisions of Sections 5 and 9 of this Agreement may result in material or irreparable injury to the Executive for which there is no adequate remedy at law and that it may not be possible to measure damages for such injuries precisely. In the event of a breach of such provisions by the Company, the Executive shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Company from further violations of Sections 5 and 9 hereof. The remedies in this Section are in addition to those otherwise available to the Parties.

13.  Binding Effect. This Agreement is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the Parties.

14.  Enforceability. If a court rules that any provision of this Agreement is not enforceable in the manner set forth in this Agreement, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly. If a court rules that any provision of this Agreement is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Agreement, which shall continue in full force and effect.

15.  Entire Agreement. This Agreement and the surviving provisions of the Employment Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof. It supersedes any existing oral or written agreements with respect to Executive’s employment or termination of employment with the Company and SuperStock, except as stated herein.

16.  Amendment. This Agreement cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

17.  Full Understanding. The Executive has read this Agreement carefully, fully understands the meaning of its terms, and is signing this Agreement knowingly and voluntarily, after consulting with counsel of Executive’s own choosing.

18.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Agreement.

19.  Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Florida, without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

a21, INC.	EXECUTIVE

By: /s/ Albert H. Pleus	/s/ Thomas V. Butta
Name: Albert H. Pleus	Thomas V. Butta
Title: Chairman & CEO

SUPERSTOCK, INC.

By: /s/ Thomas Costanza
Name: Thomas Costanza
Title: EVP & CFO